Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Appointment of Two New Members to its Board of Directors

•	Appointment of Paul F. Browning, former President and Chief Executive Officer Irving Oil Company Limited

•	Appointment of Matthew F. Hilzinger, Executive Vice President and Chief Financial Officer, USG Corporation

DANBURY, CT – August 6, 2015 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today announced the appointment of two new members to the Company’s Board of Directors, including Paul F. Browning, former President and Chief Executive Officer Irving Oil Company Limited and Matthew F. Hilzinger, Executive Vice President and Chief Financial Officer, USG Corporation. These additions to the FuelCell Energy Board of Directors increase the total number of members to ten.

Mr. Paul F. Browning

Mr. Browning has extensive global leadership experience in the energy industry including gas turbine manufacturing and sales for both distributed and central power generation, utility-scale renewable power applications as well as oil and gas processing and transportation. Most recently, Mr. Browning served as President and Chief Executive Officer of Irving Oil Limited, a privately-held multi-billion dollar oil and gas processing, transporting and marketing company based in Saint John, New Brunswick, Canada. Previously, Mr. Browning led General Electric’s Thermal Products division, a $7 billion division within the GE Power and Water business based in Schenectady, NY. As President and CEO of the Thermal Products division, Mr. Browning crafted strategy, launched new power generation products, and was actively involved in selling and executing many of the world’s largest power generation projects. Prior to GE, Mr. Browning spent 12 years at Caterpillar including responsibility for the engineering, product development, manufacturing and supply chain of the industrial gas turbine business, Solar Turbines, and culminating in the position of Managing Director of MAK in the Marine & Petroleum Power division, based in Kiel, Germany.

Mr. Browning holds a Master’s degree in Materials Engineering from Rensselaer Polytechnic Institute and a Bachelor’s in Metallurgical Engineering and Materials Science from Carnegie Mellon University.

Mr. Browning will serve on the Compensation and Government Affairs Committees

Mr. Matthew F. Hilzinger

Mr. Hilzinger possesses extensive expertise in the areas of financial and risk management gained from a variety of senior financial leadership roles including Chief Financial Officer of one of the largest power providers in the USA. Currently, Mr. Hilzinger is Executive Vice President and Chief Financial Officer for USG Corporation, a building products company, where he oversees all financial activities as well as strategic planning and information technology. Previously, Mr. Hilzinger spent 10 years at Exelon Corporation advancing to Chief Financial Officer where he was responsible for finance and risk management. Prior to Exelon, Mr. Hilzinger held a variety of financial and operating roles, including Corporate Controller at Kmart Corporation, Vice President International Operations at Handelman Company and Manager at Arthur Andersen.

Mr. Hilzinger was a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan in Ann Arbor.

Mr. Hilzinger will serve on the Audit & Finance Committee and the Nominating & Corporate Governance Committee.

“Both Matt and Paul bring relevant industry knowledge and experience as well as global business acumen that will be of tremendous value in supporting our growth,” said Chip Bottone, Chief Executive Officer, FuelCell Energy, Inc.

“I am attracted to the global growth opportunity of Fuel Cell Energy, as countries around the world take advantage of the affordable, efficient, clean and reliable generation of distributed electric power from fuel cells - using chemistry rather than combustion,” commented Paul Browning. “I look forward to contributing to the future growth of the Company.”

“The declining cost profile of the FuelCell Energy power generation solutions as well as the ability to attract long-term project capital in the market from a variety of sources including yieldcos caught my attention,” commented Matthew Hilzinger. “This is an exciting opportunity to support the Company’s growth strategy of deploying of utility scale distributed generation solutions and leveraging the unique opportunities in adjacent markets such as distributed hydrogen and carbon capture enabled by the core technology platform.”

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than three billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For additional information, please visit www.fuelcellenergy.com, follow us on Twitter and view our videos on YouTube.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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